Exhibit (a)(1)
CERTIFICATE OF TRUST

VERICIMETRY FUNDS

This Certificate of Trust of Vericimetry Funds (the "Trust"), a statutory trust, is duly executed and filed by the undersigned, as Trustee, in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. §3801 et seq., (the "Act")) and sets forth the following:

1.	The name of the statutory trust is: Vericimetry Funds.

2.	The name and address of the registered agent of the Trust in the State of Delaware is:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
County of New Castle

3.
The Trust is or will become prior to or within 180 days following the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

4.	This Certificate of Trust shall be effective upon filing.

5.
Notice is hereby given that the Trust is a series Trust.  The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

6.	The business of the Trust will be managed in accordance with the Trust's Agreement and Declaration of Trust as such document may be amended from time to time.

IN WITNESS WHEREOF, the undersigned, as Trustee of the Trust, has executed this Certificate of Trust as of this 2nd day of July, 2011.

By:	/s/ Glenn S. Freid
Name: Glenn S. Freed
Title: Initial Trustee

SK 27340 0001 1180980 v2